EXHIBIT 95.1
Uncompromised Safety
Uncompromised safety is a core value of Westmoreland Coal Company. We use a grass roots approach, encouraging and promoting involvement with input from all employees and contractors. We feel employee and contractor involvement is a pillar of our safety excellence. We stress that all employees and contractors are responsible for safety, their personal safety as well as the safety of their co-workers. We have in place comprehensive safety programs, extensive safety and skills training, regular safety audits and inspections, mine rescue training, and supervisory leadership training. Recording, reporting, and investigation protocols are in place for all accidents, incidents, losses and near misses to avoid reoccurrence and eliminate potential hazards. We couple all these measures with total vigilance in following regulatory standards, which is the backbone of our strong safety culture enjoyed by our employees, contractors, vendors, and all visiting our operations. Our mines are also regularly inspected by the Mine Safety and Health Administration (“MSHA”) as well as by state mine inspectors. Collectively, federal and state safety and health regulations in the coal mining industry are perhaps the most comprehensive and stringent systems for the protection of employee health and safety affecting any segment of the U.S. economy.
Westmoreland U.S. mines had reportable and lost time incident rates for the year ended December 31, 2014 of 1.29 and 0.88 versus the national surface mine rates of 1.71 and 1.19, respectively. Westmoreland Canadian mines had recordable and lost time incident rates for the period April 28, 2014 through December 31, 2014 of 4.82 and 0.71.

Federal Mine Safety and Health Act Information
Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires issuers to include in periodic reports filed with the Securities and Exchange Commission (“SEC”) certain information relating to citations or orders for violations of standards under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).  The following disclosures respond to that legislation and are presented in accordance with the SEC's final rules promulgated under Section 1503 of the Dodd-Frank Act.
Whenever MSHA believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation that describes the violation and fixes a time within which the operator must abate the violation.  In these situations, MSHA typically proposes a civil penalty, or fine, as a result of the violation, that the operator is ordered to pay.  In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (a) the number of citations and orders will vary depending on the size of a coal mine, (b) the number of citations issued will vary from inspector to inspector and mine to mine, and (c) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

Westmoreland Coal Company
10-K Safety Statistics
Year Ending December 31, 2014

								Received	Received
							Total	Notice of	Notice of	Legal
			Section			Total Dollar	Number	Pattern of	Potential	Actions	Legal	Legal
Mine or			104(d)			Value of	of	Violations	to Have	Pending	Actions	Actions
Operating	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Pattern	as of	Initiated	Resolved
Name/MSHA	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Under	Last Day	During	During
Identification	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	(yes/no)	(yes/no)	of Period	Period	Period
Number	(#)(1)	(#)(2)	(#)(3)	(#)(4)	(#)(5)	(#)(6)	(#)(7)	(#)(8)	(#)(8)	(#)(9)	(#)(9)	(#)(9)
Rosebud Mine & Crusher Conveyor
24-01747	5	—	2	—	—	$5,986	—	No	No	—	—	11
Absaloka Mine
24-00910	14	—	12	12	—	$31,367	—	No	No	5	5	1
Savage Mine
24-00106	—	—	—	—	—	$100	—	No	No	—	—	—
Jewett Mine
41-03164	4	—	—	—	—	$2,066	—	No	No	—	—	1
Beulah Mine
32-00043	1	—	—	—	—	$1,501	—	No	No	—	—	—
Kemmerer Mine
48-00086	10	1	—	—	—	$30,972	—	No	No	5	9	5

(1)
Mine Act Section 104(a) citations are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal mine safety or health hazard.

(2)	Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(3)	Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.

(4)	Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.

(5)
Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)	Total dollar value of MSHA assessments proposed during the year ended December 31, 2014.

(7)	Total number of mining-related fatalities during the year ended December 31, 2014.

(8)
Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern.

(9)
Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us.  The number of legal actions pending as of December 31, 2014 that fall into each of the following categories is as follows:

(a)  Contests of citations and orders: 0
(b)  Contests of proposed penalties: 10